Exhibit 99.1

630 Third Avenue     New York, NY 10017
T 212.687.8080     F 212.687.8344

FOR IMMEDIATE RELEASE
	Contact:	Paul Caminiti/Carrie Bloom/Jonathan Doorley
Sard Verbinnen & Co
212-687-8080
VECTOR GROUP REPORTS FIRST QUARTER 2008 FINANCIAL RESULTS
____________________________
     MIAMI, FL, May 12, 2008 — Vector Group Ltd. (NYSE: VGR) today announced financial results for the first quarter ended March 31, 2008.
     First quarter 2008 revenues were $132.2 million, compared to $133.9 million for 2007. The Company recorded operating income of $28.0 million for 2008, compared to operating income of $25.7 million for 2007. Net income for 2008 was $14.3 million, or $0.22 per diluted common share, compared to net income of $23.1 million, or $0.35 per diluted common share, for 2007. The results for 2008 included $12.0 million of pre-tax income from the Company’s investment in the St. Regis hotel, which was sold in March 2008. Adjusting for this item, the Company’s net income for 2008 would have been $7.2 million, or $0.11 per diluted common share. The results for 2007 included a $19.6 million pre-tax gain associated with the Company’s NASA litigation settlement. Adjusting for this gain, the Company’s net income for 2007 would have been $11.5 million, or $0.18 per diluted common share.
     For the three months ended March 31, 2008, the Company’s conventional cigarette business, which includes Liggett Group cigarettes and USA brand cigarettes, had revenues of $131.6 million, compared to $132.8 million for the three months ended March 31, 2007. Operating income was $37.3 million for the first quarter 2008, compared to $35.5 million for the first quarter of 2007.
     Conference Call to Discuss First Quarter 2008 Results
     As previously announced, the Company will host a conference call and webcast on Tuesday, May 13, 2008 at 11:00 A.M. (ET) to discuss first quarter 2008 results. Investors can access the call by dialing 800-859-8150 and entering 81074708 as the conference ID number.
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The call will also be available via live webcast at www.vcall.com. Webcast participants should allot extra time before the webcast begins to register.
     A replay of the call will be available shortly after the call ends on May 13, 2008 through May 27, 2008. To access the replay, dial 877-656-8905 and enter 81074708 as the conference ID number. The archived webcast will also be available at www.vcall.com for 30 days.
     Vector Group is a holding company that indirectly owns Liggett Group LLC, Vector Tobacco Inc. and New Valley LLC. Additional information concerning the company is available on the company’s website, www.VectorGroupLtd.com.
[Financial Table Follows]
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VECTOR GROUP LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Per Share Amounts)
Unaudited

	Three Months	Three Months
	Ended	Ended
	March 31, 2008	March 31, 2007
Revenues*	$132,205	$133,892

Expenses:
Cost of goods sold*	80,007	84,685
Operating, selling, administrative and general expenses	24,157	23,487

Operating income	28,041	25,720

Other income (expenses):
Interest and dividend income	1,971	1,856
Interest expense	(15,253)	(9,134)
Change in fair value of derivatives embedded within convertible debt	(2,444)	27
Provision for loss on investments	—	(1,158)
Equity income from non-consolidated real estate businesses	13,320	2,410
Income from lawsuit settlement	—	20,000
Other, net	(573)	(5)

Income before provision for income taxes	25,062	39,716
Income tax expense	10,755	16,589

Net income	$14,307	$23,127

Per basic common share:

Net income applicable to common shares	$0.23	$0.36

Per diluted common share:

Net income applicable to common shares	$0.22	$0.35

Cash distributions declared per share	$0.40	$0.38

*	Revenues and Cost of goods sold include excise taxes of $40,522 and $44,485 for the three months ended March 31, 2008 and 2007, respectively.

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